PRESS RELEASE
Exhibit 99.1

Aadi Bioscience Announces Financial Results for the Third Quarter 2024 and Provides Corporate Update
FYARRO® sales of $7.2 million for Q3 2024, reflecting 21% year over year sales growth
Aadi continues to focus on FYARRO commercial business and comprehensive strategic review to maximize shareholder value
LOS ANGELES, CA, November 6, 2024 – Aadi Bioscience, Inc. (NASDAQ: AADI) today announced financial results for the third quarter ended September 30, 2024, and provided recent corporate progress.
“The third quarter saw strong sales growth for FYARRO, backed by continued account momentum, increased demand and a nearly 90 percent reorder rate – all reinforcing the clinical value of FYARRO for patients with advanced malignant PEComa,” said Dave Lennon, President and CEO of Aadi Bioscience. “Our comprehensive review of strategic options to maximize value for shareholders is ongoing, and we will provide further updates when available.”
Recent Operational Highlights
•FYARRO net product sales were $7.2 million in the third quarter, an increase of 17 percent from Q2 2024 and 21 percent compared to the prior-year period. This increase is primarily driven by continued momentum from top accounts and strong demand.
•Aadi completing wind-down of the PRECISION1 trial of nab-sirolimus in patients with solid tumors harboring TSC1 or TSC2 inactivating alterations. All patients who were still receiving benefit at the time the study was halted were transitioned to an expanded access protocol, and a report out of the PRECISION1 trial is expected to be provided in 2025.
•The Phase 2 trials of nab-sirolimus for advanced or recurrent endometrioid-type endometrial cancer (EEC) and neuroendocrine tumors (NETs) enrolled 24 and 12 patients, respectively. Both studies enrolled sufficient patients to assess initial efficacy signals later this year.
•Aadi remains actively engaged in a comprehensive strategic review to maximize shareholder value. Aadi has not provided a specific timeline to complete this process and will provide further updates when appropriate.
Third Quarter 2024 Financial Results
•Cash, cash equivalents and short-term investments as of September 30, 2024, were $62.6 million as compared to $108.8 million as of December 31, 2023, which is expected to fund operations into at least 2H 2026 based on current plans.
•Total revenue for the quarter ended September 30, 2024, was $7.2 million, resulting from sales of FYARRO.
•Operating expenses for the third quarter September 30, 2024, were $20.6 million as compared to $23.8 million in the prior year quarter and included $2.6 million of restructuring expenses.
•Net loss for the three months ended September 30, 2024, was $12.5 million as compared to $16.3 million for the three months ended September 30, 2023.
About Aadi Bioscience
Aadi is a precision oncology company focused on the commercialization of FYARRO® for the treatment of adult patients with locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumor

(PEComa). More information on the Company is available on the Aadi website at www.aadibio.com and connect with us on Twitter and LinkedIn.
Forward-Looking Statements
This press release contains certain forward-looking statements regarding the business of Aadi Bioscience that are not a description of historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company's current beliefs and expectations and may include, but are not limited to, statements relating to: the Company’s cash runway extending into at least the second half of 2026; the Company’s ongoing strategic review; the anticipated timing of data releases and reports of the Company's clinical trials; and the sufficiency of the Company's existing capital resources and the expected timeframe to fund the Company's future operating expenses and capital expenditure requirements. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with the ability to successfully commercialize FYARRO; risks related to successfully identifying strategic options and implementing such options as part of the Company’s ongoing strategic review; and risks related to the Company's estimates regarding future expenses, capital requirements and need for additional financing.
Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including under the caption "Item 1A. Risk Factors," and in Aadi's subsequent Quarterly Reports on Form 10-Q, and elsewhere in Aadi's reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.
All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Contact:
IR@aadibio.com

AADI BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$30,537	$62,888
Short-term investments	32,082	45,957
Accounts receivable, net	6,540	5,488
Inventory	5,468	6,427
Prepaid expenses and other current assets	2,688	3,826
Total current assets	77,315	124,586
Property and equipment, net	5,982	4,802
Operating lease right-of-use assets	886	1,169
Other assets	1,515	1,866
Total assets	$85,698	$132,423

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,374	$5,898
Accrued liabilities	14,117	14,306
Operating lease liabilities, current portion	322	434
Due to licensor payable	—	5,757
Total current liabilities	15,813	26,395
Operating lease liabilities, net of current portion	624	833
Other liabilities	393	—
Total liabilities	16,830	27,228
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	383,208	374,129
Accumulated other comprehensive income	39	27
Accumulated deficit	(314,381)	(268,963)
Total stockholders’ equity	68,868	105,195
Total liabilities and stockholders’ equity	$85,698	132,423

AADI BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except shares and earnings per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue
Product sales, net	$7,212	$5,959	$18,744	$18,028
Total revenue	7,212	5,959	18,744	18,028
Operating expenses
Selling, general and administrative	7,186	11,221	25,698	34,204
Research and development	9,997	11,890	36,683	36,161
Restructuring charges	2,638	—	2,638	—
Cost of goods sold	804	697	2,234	1,882
Total operating expenses	20,625	23,808	67,253	72,247
Loss from operations	(13,413)	(17,849)	(48,509)	(54,219)
Other income (expense)
Foreign exchange loss	(1)	—	(4)	(3)
Interest income	906	1,605	3,249	4,900
Interest expense	(38)	(58)	(154)	(174)
Total other income (expense), net	867	1,547	3,091	4,723
Net loss	$(12,546)	$(16,302)	$(45,418)	$(49,496)
Net loss per share, basic and diluted	$(0.46)	$(0.60)	$(1.68)	$(1.84)
Weighted average number of common shares outstanding, basic and diluted	27,041,327	26,946,683	27,010,791	26,901,810